EXHIBIT 99


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CNF
3240 HILLVIEW AVENUE
PALO ALTO, CA 94304-1297
(650) 494-2900                                          NEWS RELEASE



                                                           Contacts:

                                       Investors - Patrick Fossenier
                                                      (650) 813-5353

                                              Press -- Nancy Colvert
                                                      (650) 813-5336


              CNF INC.  REPORTS SECOND-QUARTER RESULTS

PALO ALTO, Calif. - July 21, 2003 -- CNF Inc. (NYSE:CNF) today reported second-quarter net income for common shareholders of $16.3 million, or 31 cents per diluted share. This compares with $19.8 million, or 37 cents per diluted share, in the second quarter of 2002.
     Second-quarter operating income was $37.3 million compared with $43.9 million for the 2002 second quarter. Revenue for the second quarter of 2003 was $1.24 billion compared with $1.19 billion in second-quarter 2002.
     For the first six months of 2003, net income for common shareholders was $32.2 million, or 61 cents per diluted share. This compares with $38.1 million, or 72 cents per diluted share, in the same period of 2002. The first quarters of both years included after-tax net gains from special items: $4.4 million (8 cents per diluted share) in 2003 and $13.9 million (25 cents per diluted share) in 2002. The 2003 first-quarter after-tax gain was from a payment under the Air Transportation Safety and System Stabilization Act. The 2002 first quarter included a $6.0 million after-tax net gain (11 cents per diluted share) under the Act plus $6.7 million of after-tax net gains (12 cents per diluted share) on the sale of excess properties and a $1.1 million after-tax net gain (2 cents per diluted share) from the early termination of a contract.
     Operating income for the first six months of 2003 was $78.4 million compared with $84.3 million in the same period a year ago. Revenue for the first six months of 2003 was $2.44 billion compared with $2.25 billion in the first half of 2002.
     "Revenue growth continued in the second quarter despite weakness in our primary markets," said Gregory L. Quesnel, CNF president and chief executive officer. "Tonnage levels were flat in our trucking operations and North American air freight volumes declined.


                              Page 2 of 6

      "Menlo Worldwide Forwarding's quarterly losses have increased due to a steep fall-off in demand for next-day heavy air freight services in North America. Accordingly, we have broadened our efforts to fix the problem and are aggressively pursuing a variety of alternatives. We do not accept the status quo in regard to these losses," Quesnel said. "Results at Menlo Worldwide Logistics are driven to a large extent by transaction volumes at its customers, who are also seeing reduced demand during this lingering economic cycle. Vector remains on track and is meeting our expectations in a period of dampened automotive activity.
      "Con-Way continues to perform well in this economic cycle. It has achieved five consecutive quarters of year-over-year revenue growth and operating income increased 24 percent this quarter from a year ago," Quesnel said.

Con-Way Transportation Services
-------------------------------
For the second quarter of 2003, Con-Way Transportation Services reported:
     - operating income of $43.6 million, up 24 percent from $35.1 million in the year-ago period,
     - revenue of $541.4 million, up 7 percent from $504.0 million in the second quarter of 2002,
     - regional carrier tonnage per day was essentially flat with the prior-year period.

Menlo Worldwide
---------------
For the second quarter of 2003, Menlo Worldwide reported:
     - an operating loss of $3.9 million compared with operating income of $10.5 million in the year-ago period,
     - revenue of $695.4 million, up 2 percent from $681.4 million in the second quarter of 2002.
For the second quarter of 2003, Menlo Worldwide Forwarding (formerly known as Emery Forwarding) reported:
     - an operating loss of $13.8 million compared with an operating loss of $5.9 million in the year-ago period,
     - revenue of $442.4 million, compared with $439.8 million a year ago,
     - North American air freight revenue per day declined 13 percent on a 3 percent drop in tonnage per day and an 11 percent decline in yield that was due primarily to a planned product mix change to more second-day and deferred freight,
     - international air freight revenue per day grew 10 percent from the prior-year period on a 4 percent increase in tonnage-per-day.


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For the second quarter of 2003, Menlo Worldwide Logistics reported:
     - operating income of $6.3 million compared to $7.1 million a year ago,
     - revenue of $253 million compared to $241.6 million in the prior-year period.

For the second quarter of 2003, activities at Menlo Worldwide Other, which includes the results of Vector SCM, resulted in a profit of $3.6 million compared with $9.3 million in the second quarter of 2002. Vector's 2002 second-quarter profits were higher because it was the last quarter in which CNF was entitled to receive all of Vector's profits as repayment of its startup costs. In subsequent quarters, profits began to be split with Vector's joint-venture partner, General Motors.

Other
-----
CNF's "Other" operations, which include the results of Road Systems and corporate activities, reported an operating loss of $2.3 million in the second quarter primarily due to a $1.1 million loss on the sale of a property.

Outlook
-------
Third-quarter diluted earnings per share from continuing operations are expected to be between 25 cents and 30 cents. At this time, the company is providing no guidance for the full year due to lack of visibility in the current economic environment.

CNF's tax rate is expected to be 40 percent in the third quarter compared to 39 percent in the first and second quarters of 2003.

Conference Call
---------------
CNF will host a conference call for shareholders and the investment community to discuss second-quarter results at 12:00 p.m. Eastern
Daylight Time (9:00 a.m. Pacific Daylight Time) on Tuesday, July 22.
The call can be accessed by dialing (800) 230-1059 and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available through a live web cast at the investor relations section of the CNF web site at www.cnf.com and at www.streetevents.com.
An audio replay will be available for one week following the call at
(800) 475-6701, access code 687408. The replay will also be available for one week on demand at the web sites providing access to the live call.

     Investors may obtain additional operating data from CNF's
Consolidated Financial Summaries, which will be posted on the investor relations section of the CNF web site at www.cnf.com later today.


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     CNF (NYSE:CNF) is a $4.8 billion management company of global supply chain services with businesses in regional trucking, air freight, ocean freight, customs brokerage, global logistics management and trailer manufacturing.

                             #    #    #

Forward-Looking Statements
--------------------------
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements regarding contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the possible outcome of claims brought against CNF, any statements regarding future economic conditions or performance, any statements of estimates or belief and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of CNF's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility of defaults under CNF's $385 million credit agreement and other debt instruments (including defaults resulting from additional unusual charges or from CNF's failure to perform in accordance with management's expectations), and the possibility that CNF may be required to pledge collateral to secure some of its indebtedness or to repay other indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, the ongoing investigation relating to Emery Worldwide's handling of hazardous materials, the February 2000 crash of an EWA aircraft and related investigation and litigation, and matters relating to CNF's 1996 spin-off of CFC, including the possibility that CFC's multi-employer pension plans may assert claims against CNF. The factors included herein and in Item 7 of our 2002 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.

                                 ###



                              Page 5 of 6

                                CNF INC.
                   STATEMENTS OF CONSOLIDATED INCOME
            (Dollars in thousands except per share amounts)

                                  Three Months Ended        Six Months Ended
                                      June 30,                   June 30,
                               -----------------------  -----------------------
                                   2003         2002       2003         2002
                               ----------- -----------  ----------- -----------
REVENUES                       $1,236,905  $1,186,273   $2,443,146  $2,253,347

Costs and Expenses
  Operating expenses            1,042,036     993,667    2,055,707   1,873,372
  General and administrative
    expenses                      124,053     113,060      242,343     224,221
  Depreciation                     33,496      35,637       66,728      71,481
                               ----------- -----------  ----------- -----------
                                1,199,585   1,142,364    2,364,778   2,169,074
                               ----------- -----------  ----------- -----------
OPERATING INCOME                   37,320      43,909       78,368      84,273

Other expense, net                 (7,207)     (8,025)     (18,820)    (15,167)
                               ----------- -----------  ----------- -----------
Income before Taxes                30,113      35,884       59,548      69,106
Income Tax Provision              (11,744)    (13,995)     (23,224)    (26,951)
                               ----------- -----------  ----------- -----------
Net Income                         18,369      21,889       36,324      42,155

  Preferred Stock Dividends         2,069       2,043        4,095       4,048
                               ----------- -----------  ----------- -----------
NET INCOME AVAILABLE TO COMMON
  SHAREHOLDERS                    $16,300     $19,846      $32,229     $38,107
                               =========== ===========  =========== ===========
Weighted-Average Common
  Shares Outstanding
    Basic                      49,494,145  49,074,627   49,445,348  49,001,489
    Diluted [a]                57,127,187  56,713,022   54,004,772  56,610,935

Earnings per Common Share
    Basic                           $0.33       $0.40        $0.65       $0.78
                               =========== ===========  =========== ===========
    Diluted [a]                     $0.31       $0.37        $0.61       $0.72
                               =========== ===========  =========== ===========

[a] The three months ended June 30, 2003 and the three and six months ended June 30, 2002 included the dilutive effect of stock options, Series B (TASP) preferred stock, and Series A "TECONs" convertible preferred stock of subsidiary trust. The six months ended June 30, 2003 included the dilutive effect of stock options and Series B preferred stock.


                           OPERATING SEGMENTS

REVENUES
  Con-Way Transportation
    Services                    $541,446    $503,968     $1,060,554   $958,699
  Menlo Worldwide
    Forwarding                   442,421     439,787        888,043    834,548
    Logistics                    253,012     241,611        494,514    458,120
                              ----------- -----------   ----------- -----------
                                 695,433     681,398      1,382,557  1,292,668
                              ----------- -----------   ----------- -----------
  CNF Other                           26         907             35      1,980
                              ----------- -----------   ----------- -----------
                              $1,236,905  $1,186,273     $2,443,146 $2,253,347
                              =========== ===========   =========== ===========
OPERATING INCOME (LOSS)
  Con-Way Transportation
    Services                     $43,575     $35,115        $80,767    $68,836
  Menlo Worldwide
    Forwarding                   (13,818)     (5,908)       (19,249)   (11,621)
    Logistics                      6,303       7,059         12,339     14,812
    Other                          3,572       9,320          6,548     10,629
                              ----------- -----------   ----------- -----------
                                  (3,943)     10,471           (362)    13,820
                              ----------- -----------   ----------- -----------
  CNF Other                       (2,312)     (1,677)        (2,037)     1,617
                              ----------- -----------   ----------- -----------
                                 $37,320     $43,909        $78,368    $84,273
                              =========== ===========   =========== ===========

UNUSUAL AND/OR NON-RECURRING ITEMS INCLUDED IN OPERATING INCOME (LOSS) FOR THE PERIODS PRESENTED:

Con-Way Transportation
  Services -
    Net gain from the sale
    of property                  $     -     $     -        $     -     $8,675
Menlo Worldwide -
  Forwarding -
    Net gains from payments
    under the Air Transportation
    Safety and  System
    Stabilization Act                  -           -          7,230      9,895
  Logistics -
    Net gain from a contract
    termination                        -           -              -      1,850
CNF Other -
    Net gain from the sale of
    property                           -           -              -      2,367




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                                CNF INC.
                        CONDENSED BALANCE SHEETS
                         (Dollars in thousands)


                                                 June 30,     December 31,
                                                  2003           2002
ASSETS                                        ------------    ------------
  Current assets                               $1,250,676      $1,268,488
  Property, plant and
    equipment, net                              1,007,700       1,015,354
  Other assets                                    430,147         455,919
                                              ------------    ------------
    Total Assets                               $2,688,523      $2,739,761
                                              ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                            $806,076        $873,054
  Long-term debt, guarantees and capital
    leases                                        543,450         557,610
  Other long-term liabilities and deferred
    credits                                       463,252         466,099
  Preferred stock - Subsidiary Trust              125,000         125,000
  Shareholders' equity                            750,745         717,998

    Total Liabilities and                     ------------    ------------
      Shareholders' Equity                     $2,688,523      $2,739,761
                                              ============    ============